Exhibit 10.24

EXTREME NETWORKS

Extreme Executive Incentive Plan

Effective July 1, 2009

Plan Objective: The objective of the Executive Incentive Plan (“EIP”) is to attract, retain, motivate and reward executives of the Company for driving the Company to achieve specific corporate objectives.

Plan Summary: The EIP is a cash-based bonus program that provides payouts which are earned based on corporate achievement of pre-established objectives.

Plan Funding: The EIP is funded based on the achievement of certain revenue and operating profit objectives (the “Executive Bonus Pool”).

Eligible Employees: All Executive Officers (Including the Senior Vice President of Worldwide Sales (“SVP Sales”)) and all other executives holding a title of VP who are not on a commission plan (“the Executives”) are eligible for the EIP. In order to earn a bonus under the EIP, Executives must have been employed by Extreme for a minimum of one full fiscal quarter, and Executives must be employed by Extreme Networks, or one of its subsidiaries, on the day bonus amounts are paid.

Eligible Earnings: Earning categories included in the calculation include: base pay, holiday pay, overtime, and shift differential earned in FY10 (“Eligible Earnings”).

Bonus Calculations: The Executive Bonus Pool is allocated to Eligible Executives based on the following calculations:

1.	Determine each Executive Individual Bonus Percentage. The “Individual Bonus Percentage” for each Executive (except the SVP Sales) is set as a percentage of base salary and varies based upon the Executive’s position and responsibilities. The Individual Bonus Percentage for each Executive under the Plan is as follows:

•	Mark Canepa, President and Chief Executive Officer = 85%

•	Bob Corey, Senior Vice President and Chief Financial Officer = 60%

•	All other Executives (other than the SVP Sales) = 30%-40%

2.	Determine each Executive’s Target Bonus: Multiply eligible earnings (defined above) by Executive’s Individual Bonus Percentage. The SVP Sales does not have an Individual Bonus Percentage. Instead, the Target Bonus of the SVP Sales is set at $78,000.

3.	Determine each Executive’s Participation Rate: Divide each executive’s Target Bonus by the aggregate of the Target Bonuses for all eligible Executives.

4.	Determine Each Executive’s Bonus: Multiply Executive’s Participation Rate by the Executive Bonus Pool.

Committee Discretion: The Compensation Committee retains the right to adjust the Executive Bonus Pool based on changes in the business during the year.